Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION, AS AMENDED

OF

UNITED STATES LIME & MINERALS, INC.

Pursuant to the provisions of Section 21.052 of the Texas Business Organizations Code, United States Lime & Minerals, Inc., a corporation organized and existing under and by virtue of the Texas Business Organizations Code, for the purpose of amending its Restated Articles of Incorporation, as amended, does hereby certify as follows:

ARTICLE I

The name of the Company is United States Lime & Minerals, Inc. (the “Company”).

ARTICLE II

The first paragraph of Article SIXTH of the Company’s Restated Articles of Incorporation, as amended, is deleted in its entirety and replaced with the following paragraph:

“The aggregate number of shares which the corporation shall have authority to issue is Thirty Million Five Hundred Thousand (30,500,000) divided into: one class of Thirty Million (30,000,000) shares of Common Stock, $.10 par value each, and one class of Five Hundred Thousand (500,000) shares of Preferred Stock, $5.00 par value each, which may be divided into and issued in Series as follows:”

ARTICLE III

The Articles of Amendment were approved in the manner required by the Texas Business Organizations Code and the constituent documents of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Restated Articles of Incorporation, as amended, as of the 4th day of May, 2021.

UNITED STATES LIME & MINERALS, INC.

By: /s/ Michael L. Wiedemer

Name: Michael L. Wiedemer

Title: Vice President and Chief Financial Officer